10753 Macatawa Drive
Holland, MI 49424

NEWS RELEASE

NASDAQ NATIONAL MARKET: FOR RELEASE: DATE: Contact:	MCBC Immediate July 20, 2009 Jon Swets, CFO 616.494.7645

Macatawa Bank Corporation Reports 2nd Quarter Results

Holland, Michigan, July 20, 2009 — Macatawa Bank Corporation today announced its results for the second quarter of 2009.

The Company’s second quarter results were impacted by:

•	A non-cash charge of $11 million included in federal income tax expense to establish a valuation allowance on deferred tax assets.
•	A one-time charge of $5.5 million ($3.6 million after-tax) associated with the settlement of the substantial majority of the Trade Partners litigation disclosed in previous announcements.
•	A $960,000 ($624,000 after-tax) special FDIC assessment applicable to all FDIC insured institutions.
•	These items total $15.2 million or $0.88 per diluted common share.

These charges led to a net loss of $18.6 million for the second quarter of 2009 compared to a net loss of $8.1 million for the second quarter of 2008. The net loss for the first six months of 2009 totaled $22.7 million compared to a net loss of $5.7 million for the six months ended June 30, 2008. Loss per diluted common share was $1.13 for the second quarter of 2009 compared to a loss per diluted common share of $0.48 for same period in the prior year. For the six months ended June 30, 2009 the loss per diluted common share was $1.43 compared to a loss per diluted common share of $0.33 for the same period in the prior year.

The Company and its wholly-owned subsidiary, Macatawa Bank, continue to maintain capital levels well in excess of regulatory minimums for well capitalized bank holding companies and banks.

“Our second quarter results were impacted by three unusual charges that will not negatively impact future results,” commented Philip J. Koning, Co-Chief Executive Officer of Macatawa Bank Corporation. “We expect to recapture the tax valuation allowance over time when we move beyond this current credit cycle and return to profitability. We are also pleased to have put the Trade Partners litigation behind us such that we can fully focus on our core business.”

Similar to most banking companies, Macatawa has a net deferred tax asset for expected future tax deductions. The valuation allowance was established against the entire balance of deferred tax assets and was due primarily to the Company’s recent quarterly losses resulting from the challenging operating environment currently confronting banks. The charge does not affect the Company’s liquidity position and was already excluded from its regulatory capital. The valuation allowance will be analyzed quarterly for changes affecting the deferred tax assets, and will be reversed in accordance with the accounting rules when conditions allow for it.

As previously disclosed in an SEC Form 8-K dated June 16, 2009, the Company settled substantially all of its exposure with respect to the Trade Partners litigation, which had been in the courts for the past six years. The Settlement Agreement did not contain any admission of liability or wrongdoing by the Company or Macatawa Bank.

“Our efforts remain focused on building and preserving capital, improving asset quality, containing credit costs and emphasizing improved operating efficiencies within this sustained economic downturn,” commented Ronald L. Haan, Co-Chief Executive Officer of Macatawa Bank Corporation.

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Macatawa Bank 2Q Results / page 2 of 4

The Company earlier increased its capital through the sale of $31.3 million of preferred stock in the fourth quarter of 2008.  In the second quarter of 2009, the Company began its second phase of raising private capital by issuing $4.9 million of common stock, preferred stock and subordinated debt in a private placement.

Operating results

Second quarter net interest income totaled $13.4 million, an increase of $602,000 from the first quarter of 2009 and a decrease of $1.7 million from the second quarter of 2008. The net interest margin was 2.79 percent for the quarter, up 13 basis points from 2.66 percent for the first quarter of 2009 and down 27 basis points from 3.06 percent for the second quarter of 2008. Approximately nine of the 13 basis points of improvement in margin over the last quarter was primarily from a decline in the Company’s costs of funds in excess of the decline in asset yields. The remaining improvement was from a reduced negative impact from non-performing assets.

“While we recognize our margin will be constrained in the near term due to the lack of earnings associated with our nonperforming assets, we are extremely pleased with the stabilization that has occurred in our margin,” commented Mr. Koning.

Approximately 18 basis points of the decline in margin from the prior year was from higher balances of non-performing assets with the remainder largely from the Federal funds rate cuts that occurred throughout 2008. Average earning assets declined by $19.0 million from the first quarter of 2009 and by $40.1 million from the second quarter of 2008.

Non-interest income was $4.2 million for the second quarter of 2009, a decrease of $831,000 compared to $5.1 million for the second quarter of 2008. Non-interest income for the second quarter of 2008 included approximately $412,000 and $243,000, respectively, of gains on the sale of securities and the termination of certain borrowings. Increases in net gains from mortgage lending activities and revenue from ATM and debit card processing were offset by declines in revenue from deposit, trust and brokerage services.

Non-interest expense was $21.3 million for the quarter compared to $14.5 million for the second quarter of 2008. The current quarter includes the $5.5 million one-time charge associated with the Trade Partners settlement. Costs associated with the administration and disposition of problem loans and non-performing assets amounted to approximately $2.4 million in the current quarter compared to $1.5 million in the second quarter of 2008. FDIC insurance assessments amounted to $1.7 million compared to $361,000 for the same quarter in the prior year due to an industry-wide special assessment, which amounted to $960,000 for Macatawa Bank, and from higher assessment rates implemented by the FDIC in late 2008.

When excluding these costs, non-interest expense would have been approximately $11.6 million for the quarter, down 8 percent from $12.6 million for the second quarter of 2008. Salaries and employee benefit costs led the decline, decreasing $643,000 or 9.5 percent for the quarter compared to the second quarter of 2008. “We continue to see the positive results from our expense reduction initiatives, which included a selective reduction in staff and the elimination of bonuses and merit increases in 2009,” stated Mr. Koning.

Asset Quality

Although elevated, the provision for loan losses of $8.4 million for the second quarter of 2009 was down compared to $10.5 million for the prior quarter and $18.5 million for the second quarter of 2008.

The Company recorded $15.2 million in net charge-offs for the quarter in response to elevated non-performing asset levels and sustained declines in valuations for real estate secured loans. The charge-offs exceeded the loan loss provision for the quarter as there were significant specific reserves previously established for much of the charge-offs. In addition, the decrease in the overall loan portfolio and the decrease in non-performing loans supported the decline in required reserves at June 30, 2009. The loan loss reserve was 1.98 percent of total loans at June 30, 2009 compared to 2.16 percent at December 31, 2008 and 1.69 percent at June 30, 2008.

“Our provision and charge-offs remained elevated in the second quarter as we respond to prolonged weakness with certain credits, primarily in our residential land development portfolio. We did, however, see a decline in total non-performing loan levels. Although an encouraging sign, we recognize it will take time for marked improvement in non-performing levels considering the depth of this economic downturn,” commented Mr. Haan.

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Macatawa Bank 2Q Results / page 3 of 4

The Company’s non-performing assets were $126.9 million and represent 6.27 percent of total assets at June 30, 2009. The majority of the non-performing asset portfolio is secured by real estate, primarily residential land development.

A breakdown of non-performing assets is shown in the table below:

Dollars in 000s	June 30, 2009	March 31, 2009	December 31, 2008	June 30, 2008

Total Commercial Real Estate	$94,237	$100,064	$80,466	$66,620
Commercial and Industrial	5,657	9,462	9,005	9,871

Total Commercial Loans	99,894	109,526	89,471	76,491
Residential Mortgage Loans	1,702	3,071	1,906	1,634
Consumer Loans	1,468	1,010	893	770

Total Non-Performing Loans	103,064	113,607	92,270	$78,895
Other Repossessed Assets	339	564	306	218
Other Real Estate Owned	23,516	18,510	19,516	7,225

Total Non-Performing Assets	$126,919	$132,681	$112,092	$86,338

Loans for the development or sale of 1-4 family residential properties that were in a non-performing status were approximately $64.0 million or 62 percent of total non-performing loans at June 30, 2009 compared to $59.9 million or 65 percent at December 31, 2008 and $62.9 million or 78 percent at June 30, 2008.

Balance Sheet, Liquidity and Capital

Total assets were $2.02 billion at June 30, 2009 a decrease of $125.2 million compared to $2.15 billion at December 31, 2008 and a decrease of $85.5 million compared to $2.11 billion at June 30, 2008. Total loans were $1.63 billion at June 30, 2009, down $145.3 million from December 31, 2008 and down $119.8 million from June 30, 2008.

Commercial loans declined by $103.6 million representing the majority of the decline since December 31. Commercial and industrial loans declined by $47.2 million from both seasonal declines in lines of credit and a general decline in business activity. The commercial real estate portfolio declined by $56.4 million, including $21.5 million in loans tied to residential development.

The reduction in loans since the beginning of the year was primarily redeployed to build short-term investments. Federal funds sold and other short-term investments were $96.0 million at June 30, 2009, up $56.9 million from December 31, 2008 and up $88.2 million from June 30, 2008.

“We continue to succeed at improving the liquidity of our Balance Sheet and the diversification of our loan portfolio by reducing our exposure to certain loan sectors,” stated Mr. Haan. The composition of the commercial loan portfolio is shown in the table below:

Dollars in 000s	June 30, 2009	March 31, 2009	December 31, 2008

Construction and development	$213,831	$228,499	$237,108
Commercial real estate	657,373	688,068	690,525

Total Commercial Real Estate	871,204	916,567	927,633
Commercial and Industrial	404,660	415,635	451,826

Total Commercial Loans	$1,275,864	$1,332,202	$1,379,459

Commercial real estate consists primarily of loans to business owners and developers of owner and non-owner occupied properties, secured by single and multi-family residential as well as non-residential real estate. Loans for the development or sale of residential properties were approximately $182.2 million at June 30, 2009 compared to $196.9 million at March 31, 2009 and $203.7 million at December 31, 2008. Of the total at June 30, approximately $25.1 million was secured by vacant land, $106.5 million was secured by developed residential land and $50.6 million was secured by properties held for speculative purposes.

The Company remained well capitalized with a total risk based capital ratio of 10.88 percent at June 30, 2009.

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Macatawa Bank 2Q Results / page 4 of 4

“Although we expect the difficult economic conditions to persist, Macatawa remains well capitalized with a more liquid and diversified Balance Sheet. Our entire team is focused on further strengthening our financial condition while expanding the breadth and depth of our customer relationships to position ourselves well for an eventual recovery,” concluded Mr. Koning and Mr. Haan.

The common stock, preferred stock and subordinated debt sold and any future securities that may be sold in the private offering have not been and will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.  This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction.

Conference Call

Macatawa Bank Corporation will hold its quarterly earnings conference call on Tuesday, July 21, at 10:00 A.M. Persons who wish to access the call may do so via the Internet by visiting www.macatawabank.com and clicking on the webcast link in the Investor Information section. It may also be accessed by logging on to www.streetevents.com. A replay of the call will be available for 30 days following the call.

About Macatawa Bank

Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company for Macatawa Bank. Through its banking subsidiary, the Corporation offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 26 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County. Services include commercial, consumer and real estate financing; business and personal deposit services, ATM’s and Internet banking services, trust and employee benefit plan services, and various investment services. The Corporation emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products.

“CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services, and pricing. These statements include, among others, statements related to future changes to the valuation allowance, capital raising activities, dividends, future growth and funding sources, future profitability levels, the effects on earnings of changes in interest rates and the future level of other revenue sources. Annualized growth rates are not intended to imply future growth at those rates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.”

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)

(Dollars in thousands except per share information)

	Three Months Ended June 30		Six Months Ended June 30

	2009	2008	2009	2008

EARNINGS SUMMARY
Total interest income	$24,531	$29,199	$49,655	$60,515
Total interest expense	11,133	14,112	23,461	30,731

Net interest income	13,398	15,087	26,194	29,784
Provision for loan loss	8,400	18,460	18,930	21,160

Net interest income after provision for loan loss	4,998	(3,373)	7,264	8,624

NON-INTEREST INCOME
Deposit service charges	1,210	1,322	2,439	2,563
Net gains on mortgage loans	501	343	2,123	819
Trust fees	984	1,164	1,917	2,334
Other	1,529	2,226	3,068	4,342

Total non-interest income	4,224	5,055	9,547	10,058

NON-INTEREST EXPENSE
Salaries and benefits	6,232	6,875	12,375	13,776
Occupancy	1,056	1,114	2,212	2,339
Furniture and equipment	995	992	2,012	1,985
Other	12,981	5,510	19,146	9,982

Total non-interest expense	21,264	14,491	35,745	28,082

Income (loss) before income tax	(12,042)	(12,809)	(18,934)	(9,400)
Federal income tax expense (benefit)	6,528	(4,703)	3,778	(3,732)

Net income (loss)	$(18,570)	$(8,106)	$(22,712)	$(5,668)

Dividends declared on preferred shares	939	-	1,878	-

Net income (loss) available to common shares	$(19,509)	$(8,106)	$(24,590)	$(5,668)

Basic earnings per common share	$(1.13)	$(0.48)	$(1.43)	$(0.33)
Diluted earnings per common share	$(1.13)	$(0.48)	$(1.43)	$(0.33)
Return on average assets	-3.59%	-1.52%	-2.18%	-0.53%
Return on average equity	-52.85%	-19.74%	-31.19%	-6.90%
Net interest margin	2.79%	3.06%	2.72%	3.03%
Efficiency ratio	120.67%	71.94%	100.01%	70.48%

	June 30, 2009	December 31, 2008	June 30, 2008

BALANCE SHEET DATA
Assets
Cash and due from banks	$23,057	$29,188	$41,243
Federal funds sold and other short-term investments	96,013	39,096	7,777
Securities available for sale	159,194	184,681	169,378
Securities held to maturity	656	1,835	1,840
Federal Home Loan Bank Stock	12,275	12,275	12,275
Loans held for sale	811	2,261	992
Total loans	1,628,794	1,774,063	1,748,629
Less allowance for loan loss	32,291	38,262	29,579

Net loans	1,596,503	1,735,801	1,719,050

Premises and equipment, net	62,327	63,482	64,284
Acquisition intangibles	731	874	28,722
Bank-owned life insurance	23,932	23,645	23,164
Other real estate owned	23,516	19,516	7,225
Other assets	25,153	36,718	33,687

Total Assets	$2,024,168	$2,149,372	$2,109,637

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$219,229	$192,842	$186,688
Interest-bearing deposits	1,356,823	1,472,919	1,417,324

Total deposits	1,576,052	1,665,761	1,604,012
Federal funds purchased	-	-	8,500
Other borrowed funds	268,690	284,790	295,775
Surbordinated debt	950	-	-
Long-term debt	41,238	41,238	41,238
Other liabilities	8,375	8,370	9,563

Total Liabilities	1,895,305	2,000,159	1,959,088

Shareholders' equity	128,863	149,213	150,549

Total Liabilities and Shareholders' Equity	$2,024,168	$2,149,372	$2,109,637

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)

(Dollars in thousands except per share information)

	Quarterly					Year to Date

	2nd Qtr 2009	1st Qtr 2009	4th Qtr 2008	3rd Qtr 2008	2nd Qtr 2008	2009	2008

EARNINGS SUMMARY
Net interest income	$13,398	$12,796	$13,510	$14,836	$15,087	$26,194	$29,784
Provision for loan loss	8,400	10,530	13,850	2,425	18,460	18,930	21,160
Total non-interest income	4,224	5,323	3,949	4,138	5,055	9,547	10,058
Total non-interest expense	21,264	14,481	43,946	14,039	14,491	35,745	28,082
Federal income tax expense (benefit)	6,528	(2,750)	(5,280)	639	(4,703)	3,778	(3,732)
Net income (loss)	(18,570)	(4,142)	(35,057)	1,871	(8,106)	(22,712)	(5,668)
Dividends declared on preferred shares	939	939	817	-	-	1,878	-
Net income (loss) available to common shares	$(19,509)	$(5,081)	$(35,874)	$1,871	$(8,106)	$(24,590)	$(5,668)

Basic earnings per common share	$(1.13)	$(0.30)	$(2.10)	$0.11	$(0.48)	$(1.43)	$(0.33)
Diluted earnings per common share	$(1.13)	$(0.30)	$(2.10)	$0.11	$(0.48)	$(1.43)	$(0.33)

MARKET DATA
Book value per common share	$5.43	$6.64	$6.91	$8.93	$8.84	$5.43	$8.84
Tangible book value per common share	$5.40	$6.61	$6.88	$7.31	$7.21	$5.40	$7.21
Market value per common share	$2.82	$3.70	$3.47	$6.99	$8.00	$2.82	$8.00
Average basic common shares	17,260,269	17,162,237	17,066,897	17,022,393	17,020,517	17,211,524	17,008,834
Average diluted common shares	17,260,269	17,162,237	17,066,897	17,044,979	17,020,517	17,211,524	17,008,834
Period end common shares	17,659,264	17,166,515	17,161,515	17,024,850	17,021,379	17,659,264	17,021,379

PERFORMANCE RATIOS
Return on average assets	-3.59%	-0.79%	-6.59%	0.35%	-1.52%	-2.18%	-0.53%
Return on average equity	-52.85%	-10.99%	-84.90%	4.92%	-19.74%	-31.19%	-6.90%
Net interest margin (fully taxable equivalent)	2.79%	2.66%	2.74%	2.98%	3.06%	2.72%	3.03%
Efficiency ratio	120.67%	79.92%	251.71%	73.99%	71.94%	100.01%	70.48%

ASSET QUALITY
Net charge-offs	$15,205	$9,696	$6,078	$1,514	$20,835	$24,901	$25,003
Nonperforming loans	$103,064	$113,607	$92,270	$86,446	$78,895	$103,064	$78,895
Other real estate and repossessed assets	$23,855	$19,074	$19,822	$9,626	$7,443	$23,855	$7,443
Nonperforming loans to total loans	6.33%	6.68%	5.20%	4.91%	4.51%	6.33%	4.51%
Nonperforming assets to total assets	6.27%	6.33%	5.21%	4.38%	4.09%	6.27%	4.09%
Net charge-offs to average loans (annualized)	3.62%	2.23%	1.38%	0.34%	4.71%	2.92%	2.84%
Allowance for loan loss to total loans	1.98%	2.30%	2.16%	1.73%	1.69%	1.98%	1.69%

CAPITAL & LIQUIDITY
Average equity to average assets	6.79%	7.18%	7.76%	7.11%	7.70%	6.99%	7.74%
Tier 1 capital to risk-weighted assets	9.62%	9.91%	10.01%	8.94%	8.93%	9.62%	8.93%
Total capital to risk-weighted assets	10.88%	11.17%	11.26%	10.20%	10.18%	10.88%	10.18%
Loans to deposits + other borrowings	88.29%	89.78%	90.95%	88.57%	92.04%	88.29%	92.04%

END OF PERIOD BALANCES
Total portfolio loans	$1,628,794	$1,699,945	$1,774,063	$1,761,431	$1,748,629	$1,628,794	$1,748,629
Earning assets	1,894,536	1,957,043	2,009,859	2,027,350	1,938,098	1,894,536	1,938,098
Total assets	2,024,168	2,092,792	2,149,372	2,194,658	2,109,637	2,024,168	2,109,637
Deposits	1,576,052	1,624,703	1,665,761	1,693,601	1,604,012	1,576,052	1,604,012
Total shareholders' equity	128,863	144,644	149,213	152,098	150,549	128,863	150,549

AVERAGE BALANCES
Total portfolio loans	$1,678,648	$1,735,738	$1,764,235	$1,757,583	$1,768,983	$1,707,035	$1,763,308
Earning assets	1,940,364	1,959,359	1,969,524	1,984,547	1,980,470	1,949,809	1,975,628
Total assets	2,071,098	2,100,924	2,128,975	2,142,065	2,131,979	2,084,530	2,124,292
Deposits	1,611,922	1,620,159	1,611,709	1,640,986	1,593,452	1,616,018	1,570,927
Total shareholders' equity	140,556	150,747	165,170	152,219	164,229	145,623	164,366